Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
REVISED		Vice President, Investor Relations
& Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION FINALIZES PREVIOUSLY ANNOUNCED AMENDMENT AND EXTENSION OF CREDIT AGREEMENT

BLOOMFIELD HILLS, Michigan, December 17, 2009 – TriMas Corporation (NASDAQ: TRS) today announced that the Company has executed an amendment and restatement of its Credit Agreement with certain of its lenders to extend the maturity of $226.3 million of its $252.2 million in term loans from August 2, 2013 to December 15, 2015. The Credit Agreement has also been amended for certain items including modified financial covenant levels to improve financial flexibility and the ability to refinance existing subordinated notes with senior secured notes.

Over 88% of the Company’s existing lenders agreed to the amendment. TriMas’ borrowing costs on the extended term loans will be at LIBOR plus 4.00%, with a “LIBOR floor” of 2.00%. The maturity date and interest margins with respect to those term loans held by lenders that did not consent to extend the maturity of their term loans will remain unchanged.

In addition, pursuant to the amendment, certain revolving credit lenders have agreed to extend the maturity of $70.0 million (on an as reduced basis) out of $90.0 million in revolving credit commitments from August 2, 2011 to December 15, 2013. After giving effect to reductions in revolving commitments of certain extending revolving lenders, we have $78 million of total revolving credit commitments. The Company’s borrowing costs with respect to revolving credit loans made pursuant to such extended revolving credit commitments will be at LIBOR plus 4.00%, without an applicable “LIBOR floor.” The commitment fee payable with respect to the undrawn extended revolving credit commitments will be increased to 0.75%. The maturity date and interest margins with respect to those revolving credit commitments held by lenders that did not consent to extend will remain unchanged.

David Wathen, TriMas President and Chief Executive Officer, commented on the credit agreement extension, “We view this refinancing as very positive for TriMas, allowing us to continue on our path of continuous improvement. We have demonstrated improved operating performance via cost reduction activities and increased cash generation, allowing us to reduce debt by over $100 million through the first three quarters of 2009. We will continue this focus going forward and are pleased that we received such support from our existing lenders.”

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas Corporation is organized into five strategic business segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. TriMas Corporation has approximately 3,800 employees at 70 different facilities in 11 countries. We can be found on the internet at www.trimascorp.com.

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